EXHIBIT 5.2




                                                              November 1, 2001







U.S. Bancorp
U.S. Bank Place
601 Second Avenue South
Minneapolis, Minnesota 55402-4302



Ladies and Gentlemen:

                  We have acted as counsel to U.S. Bancorp, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of $1,483,179,000 aggregate principal amount at maturity of the Company's Contingent Zero-Coupon Accreting Redeemable Securities (CZARS) (Convertible Senior Notes) due 2021 (the "Notes") and 35,808,390 shares of common stock, par value $.01 per share (the "Shares"), issuable upon conversion of the Notes. The Notes were issued, and upon conversion of the Notes the Shares will be issued, pursuant to a supplemental indenture, dated as of August 6, 2001 (the " Supplemental Indenture"), to the Indenture, dated as of October 1, 1991 (the "Base Indenture" and, together with the Supplemental Indenture, the "Indenture") between the Company and Citibank, N.A., as trustee (the "Trustee"). The Notes and the Shares issuable upon conversion thereof are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders").

                  We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

                  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

                  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

                  Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

                  We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                            Very truly yours,




                                            /s/ Simpson Thacher & Bartlett

                                                SIMPSON THACHER & BARTLETT